Exhibit 10.1

AGREEMENT FOR SALE OF SHARES IN Sunset Suits S.A. with its registered office in Poznań

concluded on December 1, 2011 (hereinafter referred to as the "Agreement"), by and between:

Sunset Suits Holdings, Inc. with its registered office in Reno,6100 Neil Road loc. 500, 89511 Nevada U.S.A., hereinafter referred to as the "Seller" or the "Company", represented by Mirosław Kranik who represents the company's sole shareholder- Sunset Suits Holdings, Inc. with its registered office in Reno,6100 Neil Road loc. 500, 89511 Nevada U.S.A., pursuant to: the translation from English confirmed by a sworn translator (from the original document) of a written consent of the Board of Directors to action without a meeting dated May 21, 2008 and to the translation from English confirmed by a sworn translator (from the document copy) of the amended and consolidated internal rules and regulations of Sunset Suits Holdings, Inc. ("Company"') approved on May 21, 2008, to the translation from English confirmed by a sworn translator (from the document copy) of the certificate of the company's incorporation and existence and of the fulfilment of the registration requirements and in reference to the translation from English by a sworn translator of the written consent of the sole director to action without a meeting dated May 8, 2008;

and

Turonus (limited liability company) with its registered office in Poznań (61-757) , Garbary street 95B/87, listed in the Entrepreneurs Register held by the District Court Poznań Nowe Miasto i Wilda in Poznań, 8th Commercial Department under KRS 0000384712, REGON (Statistical Number) 301732753, NIP (tax identification number) 783-167-11-43, represented by : Janusz Gdak – the President of the Management Board hereinafter referred to as the "Buyer".

The Seller and the Buyer shall be jointly referred to as the "Parties", and separately "as the Party".

Whereas:

1.

Sunset Suits Holdings, Inc. holds 16 624 000 (say: sixteen million six hundred twenty four thousand) shares, that is 100% (one hundred percent) of the Company's share capital Sunset Suits SA , and in accordance with paragraph 6 point 2 of the Articles of Association, all the shares are registered and preference shares, that is a holder of each share is entitled to 2 (two) votes at the Company's Annual Meeting of Shareholders.

2.	Creditors Sunset Suits SA filed bankruptcy petitions.

3.

By the decision dated October 26 , 2011, the District Court Poznań- Stare Miasto in Poznań, 11th Commercial Department for Bankruptcy and Reorganization issued in the proceedings with File No XI GU 106/11, dismissed the creditors' bankruptcy petitions Sunset Suits SA.

4.	The AP sub-ledger Sunset Suits SA includes accounts payable from unaffiliated domestic and foreign suppliers for ca. PLN 1 250 000, which are connected with services provided for the capital group Sunset Suits Holdings, Inc, which Sunset Suits S.A. was bound to pay.

5.

Sunset Suits Holdings, Inc. is obliged to prepare a quarterly consolidated financial statements as for 31-03-2011, 30-06-2011, 30-09-2011 and an annual consolidated financial statement as for 31-12-2011 in accordance with the US GAAP, which according to pertinent provisions will present the financial data of Sunset Suits S.A. for the said periods in the form of an individual package.

The Parties agree as follows:

§1

1.

The Seller represents that it holds 16 624 000 (say: sixteen million six hundred twenty four thousand) shares, that is 100% (hundred percent) of the share capital of Sunset Suits SA, and in accordance with paragraph 6 point 2 of the Articles of Association, all the shares are registered and preference shares, that is a holder of each share is entitled to 2 (two) votes at the Company's Annual Meeting of Shareholders.

2.	The Seller represents that the shares sold by it are free from any encumbrances and are not claimed by any third parties.

3.	The Seller represents that to its knowledge the total accounts payable of Sunset Suits SA are approximately PLN.

§2

The Seller represents that not later than until 31-03-2012 it will submit a pertinent declaration that it took over in whole or in part the debt recorded in the AP sub-ledger of Sunset Suits S.A. as the accounts payable from unaffiliated domestic and foreign suppliers, which are referred to above, in the amount up to PLN 1.900.000, yet exclusively those accounts payable pertaining to the services provided for the capital group Sunset Suits Holdings, Inc. and to the expenses of Sunset Suits Holdings, Inc., inclusive of the expenses related to the company's bodies, which Sunset Suits S.A. was bound to pay pursuant to the resolution of the Annual Meeting of Shareholders.

§ 3

1.

The seller sells 16 624 000 (say: sixteen million six hundred twenty four thousand) shares, that is 100% (one hundred shares) of the share capital of Sunset Suits S.A, and the Buyer buys the shares at the price indicated below.

2.	The sale price of a share is PLN 0.11 (eleven grosz).

3.	The total sale price of the shares is PLN 1 828 640 (say: one million eight hundred twenty eight thousand six hundred forty zloty 00/100).

4.

The total sale price for the Shares, as specified in § 3 Section 3 herein, will be paid by the Buyer within 3 years the latest, and the time - price payment time - will begin after 24 months from the first day of a month following the date of this Agreement. The payment terms and conditions are specified in detail in Annex 1 to this Agreement.

§ 4

1.

The Buyer represents that it was notified that Sunset Suits Holdings, Inc. is required to publish the quarterly consolidated financial statements until 15-11-2011 as for 31-03- 2011, as for 30-06-2011, as for 30-09-2011, and the annual consolidated financial statement until 31-03-2012 as for 31-12-2011 in accordance with the U.S. GAAP, which according to pertinent provisions will present the financial data of Sunset Suits S.A. for the said periods in the form of an individual package.

2.

The Buyer represents that it will enable the representatives of Sunset Suits Holdings, Inc. the preparation of pertinent consolidation packages and under their supervision, within the required deadlines for the preparation of a statement and issuing of an auditor's opinion.

3.

The Buyer represents that it will allow the Seller's auditor to review and/or audit the consolidation packages within the required deadlines for the preparation of a statement and issuing of the auditor's opinion.

4.

The Buyer represents that the auditor employed by the Seller shall decide any disputes and doubts about the key matters pertaining to the Seller's consolidated financial statement and the resulting from the valuation of the assets of Sunset Suits SA and the quality and condition of the source documents, in particular as regards:

	4.1.	Reconciliation of the inventory of own stock of Sunset Suits S.A. as for 31.03.2011, 30.06.2011 and 30.09.2011,

	4.2.	Reconciliation of the inventory of stock consigned to Sunset Suits S.A. by sp. z o.o. as for 31.03.2011, 30.06.2011 and 30.09.2011,

4.3.

Reconciliation of the accounts receivable and accounts payable between Sunset Suits S.A. and sp. z o.o. as for 31.03.2011, 30.06.2011 and 30.09.2011, including payments by ALZA sp. z o.o. for and on behalf of Sunset Suits S.A. and ALZA sp. z o.o., as well as AR and AP connected with the consignee's remuneration,

4.4.

Reconciliation of the accounts receivable and account payable between Sunset Suits S.A. and Sunset Suits Bohemia s.r.o, UAB Sunset Vilnius , SIA Sunset Riga as for 31.03.2011, 30.06.2011 and 30.09.2011,

5.

Should the preparation of the individual packages be delayed at the fault of the Buyer or Sunset Suits SA, preventing the publication of the consolidated financial statements within the deadlines specified in section 2 of this paragraph, the Buyer or Sunset Suits SA will pay the Seller a contractual penalty in the amount of USD 4 000 (say four thousand dollars) for each consolidated statement unpublished within the deadlines referred to in section 2 herein.

§ 5

1.	The Parties agree that immediately after the conclusion of the Agreement the Supervisory Board and the Management Board of Sunset Suits SA will be notified about the Agreement.

2.	The Buyer agrees that once the ownership rights to the Shares have been transferred onto the Buyer, it will request a pertinent entry in the Company's Share Register.

§ 6

The Seller agrees that its representatives in the governing bodies in Sunset Suits S.A. will immediately resign from their functions once notified about the conclusion of this Agreement.

§ 7

The Buyer is authorized to introduce corporate changes in Sunset Suits S.A.

§ 8

The Seller represents that in the event of a merger of the Buyer's company and Sunset Suits SA, whose shares are herein sold, it will make no claims towards the Buyer and will approve of the fact that the Seller's and Buyer's rights and obligations will be transferred onto a company incorporated as a result from the merger of the Buyer's Company and Sunset Suits SA, whose shares are acquired by Buyer pursuant hereto.

§ 9

1.

Should a creditor Sunset Suits SA or any of its subsidiary, which is entitled to a due amount of at least PLN 300 000, accede to the Buyer's company or a company incorporated as a result of the merger of the Buyer's company and Sunset Suits S.A., pursuant to this paragraph, the Buyer shall no longer be entitled to pay the price specified under § 3 on the terms and conditions agreed in Annex No. 1.

2.

Should a person nominated directly or indirectly by a creditor or any of its subsidiary or acting on behalf of a creditor, which is entitled to a due amount of at least PLN 300 000, become an advisor, holder of a power of attorney, proxy or a member of the governing bodies in the Buyer's company or a company incorporated as a result of a merger of the Buyer's company and Sunset Suits S.A. within 24 months from the date of this Agreement, pursuant hereto, the Buyer shall no longer be entitled to pay the price specified under § 3 on the terms and conditions agreed in Annex No. 1.

3.

In the cases specified under sections 1 and 2 of this paragraph, the price referred to in § 3 shall be due on the day of the event referred to in sections 1 and 2, and the provisions of Annex No. 1 will become null and void in whole.

4.

At the same time the parties jointly agree not to apply the provisions of Sections 1,2,3 herein to a creditor referred to under sections 1 and 2 above, if the creditor acquired the said rights as a result of restructuring of the liabilities, for example, through a conversion of due amounts into shares or through any different form of restructuring relating to a large group of creditors and reduction of liabilities of Sunset Suits SA, which would allow the Company continue its operations.

§ 10

1.	The Buyer represents and warrants that:

	1.1.	Conclusion of the Agreement by the Buyer does not breach the Buyer's Articles of Association or any other of its internal documents, any court rulings or administrative decisions;

1.2.

Conclusion of the Agreement by the Buyer does not breach Polish law, in particular the provisions of any permit, authorization or exemption issued by the Polish public administration bodies subject to section 2 below;

	1.3.	The Buyer is not a party to any court, administrative or arbitrary proceedings, as a result of which this Agreement could become ineffective or could not be executed by the Buyer in whole or part.

2.	The Buyer did not rely on any express or implied warranties or representations made or forwarded by the Seller or on its behalf.

3.

The Buyer represents that it has full knowledge of the Company's legal, financial and economic situation, got acquainted with its Articles of Association or any other documents and makes the decision to acquire the Shares only based on its knowledge about the Company. With the aforesaid provisions the Buyer hereby represents that it shall waives and make no claims towards the Seller, which could result from a non- disclosure of any crucial information about the Company's legal, financial and economic situation.

§ 11

1.

The Seller informs and the Buyer represents that it has the knowledge that the provisions of this agreement will be published in a current and periodic reports and the English translation of this agreement will be attached to the periodic report in accordance with the Seller's obligations resulting from the requirements of the U.S. Securities and Exchange Commission.

2.	The Buyer represents that it does not make any objections to the Seller's obligations specified in the point above and in this respect it shall not make any claims towards the Seller.

§ 12

The Seller represents and warrants that:

1)	no court or administrative proceedings are under way in relation to the Shares,

2)	The Seller is not a party to any court, administrative or arbitrary proceedings, as a result of which this Agreement could become ineffective or could not be executed by the Seller in whole or part.

§ 13

1.	The Agreement shall enter into force on the date of its conclusion.

2.	The Agreement is subject to Polish law, and any possible disputes resulting from the provisions hereof shall be settled by a competent common court of Law in Poznań.

3.	The Buyer shall pay taxes and any other fees connected with the conclusion of this Agreement.

4.	Any amendments to this Agreement shall be null and void, unless made in writing.

5.	The Agreement was concluded in Polish in two counterparts, one for each Party.

The Seller:	The Buyer

Annex No. 1

to the agreement for sale of 16 624 000 shares in Sunset Suits S.A. with its registered office in Poznań

concluded on December 1, 2011 -

specifying the terms and conditions of payment of the price in the amount of PLN 1 828 640
(say: one million eight hundred twenty eight thousand six hundred forty zloty 00/100).

§ 1

The Buyer shall pay for the shares the price of PLN 1 828 640 (say: one million eight hundred twenty eight thousand six hundred forty zloty 00/100) in instalments starting 24 months from the first day of a month following the date of this Agreement in 18 instalments, each payable every 60 days.

§ 2

The Parties agree that the payment of the price specified under § 1 of this Annex, will be set off against the due amounts referred to under § 2. of the said Agreement, which Sunset Suits Holdings, Inc. will not take over until 31-03-2012.

The Seller:	The Buyer